Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) made and entered into as of the 4th day of November 2008, by and between Lorillard, Inc. (the “Company”), a Delaware corporation with its principal office at 714 Green Valley Road, Greensboro, NC 27408, and Martin L. Orlowsky (“Orlowsky”), with his principal office at 714 Green Valley Road, Greensboro, NC 27408.
WITNESSETH:
WHEREAS, Orlowsky has been Chief Executive Officer and President of the Lorillard Tobacco Company (“Lorillard Tobacco”), a wholly-owned subsidiary of the Company, since January 1, 1999, having served ably as President and Chief Operating Officer and in other executive positions prior thereto;
WHEREAS, Orlowsky has served as Chairman, President and Chief Executive Officer of the Company since January 22, 2008;
WHEREAS, Lorillard Tobacco and Orlowsky entered into an Employment Agreement (as amended and restated effective February 1, 2008) as further amended on May 5, 2008 by letter agreement (together, the “Prior Agreement”);
WHEREAS, Orlowsky’s leadership and expertise have been, and will be in the future, major factors in the successful operation of the Company in the difficult and rapidly changing environment in which the Company finds itself;
WHEREAS, the Company deems it to be critical and in its best interests to retain the experience, ability and management skills of Orlowsky, and to enter into this Agreement, and Orlowsky desires to enter into this Agreement;
WHEREAS, the Compensation Committee (“Committee”) of the Board of Directors of the Company has reviewed the compensation arrangements set forth in the Prior Agreement with Orlowsky and the parties desire to amend the Prior Agreement, through the execution of this Agreement;
WHEREAS, Lorillard Tobacco desires to assign its rights and obligations under the Prior Agreement to the Company, the Company desires to assume and be solely responsible for all such obligations under the Prior Agreement, and Orlowsky agrees to such assignment and assumption; and
WHEREAS, the parties intend that this Agreement shall become effective as of January 1, 2009 (the “Effective Date”) and that the terms and conditions of the Prior Agreement shall remain in full force and effect through December 31, 2008.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, as of the Effective Date the parties hereto agree as follows:

1. EMPLOYMENT. The Company agrees to employ Orlowsky and Orlowsky agrees to be employed by the Company, as Chief Executive Officer and President, on the terms and conditions hereinafter set forth. Orlowsky also shall serve as Chairman and a member of the Board of Directors (the “Board”) of the Company.
2. TERM. Unless sooner terminated pursuant to the provisions for termination hereinafter set forth, the employment of Orlowsky hereunder shall extend from the date hereof through December 31, 2010.
3. DUTIES. Orlowsky will devote his full time, attention and energies to the business of the Company in his capacities as Chief Executive Officer and President and as Chairman and member of the Board, and shall faithfully and diligently discharge his duties and responsibilities under this Agreement, using his best efforts to implement the policies and decisions established by the Board, provided, however, that nothing set forth in this Paragraph 3 shall be construed as preventing Orlowsky from performing services on behalf of charitable, public service or community organizations, as long as the same are not inconsistent with his obligations under this Agreement. Furthermore, nothing herein contained shall restrict or prevent Orlowsky from personally, for his own account or for the account of his immediate family, trading in stocks, bonds, securities, real estate or other forms of investment so long as such investment activities do not interfere with Orlowsky’s attention to or performance of his duties and responsibilities under this Agreement and such investment activities are performed in accordance with applicable law.
4. COMPENSATION:
(a) Base Salary. As of the Effective Date, Orlowsky’s annual base salary, payable in accordance with the Company’s prevailing payroll practices, shall be $1,200,000 (“Base Salary”). From time to time throughout the term of this Agreement, said Base Salary may be increased by the Committee and all references to Base Salary herein shall mean such Base Salary as so increased.
(b) Annual Bonus. For fiscal years 2009 and 2010, Orlowsky’s annual cash bonus compensation shall be set at a target level of not less than $2,500,000 (the “Annual Bonus”) for each such fiscal year. The Annual Bonus will be administered by the Committee and will be based upon the achievement of performance goals established by the Committee pursuant to the Lorillard, Inc. 2008 Incentive Compensation Plan, adopted as of May 5, 2008 (the “Plan”), as the Plan may be amended, or any successor plan. Such Annual Bonus, if any, shall be paid not later than March 15 immediately following the close of the prior fiscal year performance period and the Committee’s determination regarding achievement of the performance goals. It is the intention of the parties that such Annual Bonus shall constitute “performance based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Such Annual Bonus shall be subject to the terms and conditions of the Plan.
(c) Equity Award. Orlowsky shall be eligible to participate in such annual and long-term equity awards in accordance with the terms of the Plan, as administered by the Committee, provided to the Company’s senior executives and shall be awarded such equity awards with an expected value as of the date of grant, as estimated by the Committee, of not less than $4,000,000 (“Equity Award”) for each Plan year there is such an award. Such Equity Award shall be subject to the terms and conditions of the Plan.

5. OTHER BENEFITS.
(a) Employee Benefits. The Company will provide Orlowsky during the term of this Agreement with other employee benefits in the aggregate not less favorable than those then being received generally by other executive employees of the Company.
(b) Supplemental Retirement Benefit. In addition to the retirement benefits Orlowsky is otherwise entitled to receive, Orlowsky shall receive a Supplemental Retirement Benefit (the “Supplemental Retirement Benefit”) payable under Section 1.2 of the Lorillard Tobacco Company Benefit Equalization Plan as follows:
i. Amount. The Supplemental Retirement Benefit shall be an amount determined as if it were a retirement allowance in accordance with Section 4.01(b)(2) of the Retirement Plan for Employees of Lorillard Tobacco Company (the “Retirement Plan”) as in effect on January 1, 2005, based upon the following Credited Service and Compensation, as such terms are used in the Retirement Plan:
(A)	Credited Service shall be fixed at 30 years minus the amount of Credited Service for Orlowsky under the Retirement Plan.

(B)	Compensation shall mean $2,200,000.
ii. Vesting. The Supplemental Retirement Benefit shall be deemed earned and payable only in the event that Orlowsky serves as an executive officer of the Company through December 31, 2009, unless such employment is earlier terminated due to his death or Disability (as defined below) or is earlier terminated by the Company without cause pursuant to Paragraph 7, in which case the Supplemental Retirement Benefit shall be deemed earned and payable commencing on such termination.
“Disability” means a period of medically determined physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months during which Orlowsky qualifies for income replacement benefits under the Company’s long-term disability plan for at least three (3) months; or, if Orlowsky does not participate in such a plan, a period of disability during which Orlowsky is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
iii. Payment. Subject to Paragraph 20, Orlowsky, or his beneficiary, shall receive the Supplemental Retirement Benefit in a lump sum on a date selected by the Company (but in no event earlier than ninety (90) days or later than one hundred twenty (120) days) following the earliest to occur of the following (all terms used herein shall have the meanings ascribed to such terms under Code Section 409A and any Treasury Regulations or other guidance issued thereunder): (i) Orlowsky’s separation from service or (ii) Orlowsky’s death. The amount of the lump sum payment of the Supplemental Retirement Benefit shall be determined using the method for computing lump sums in effect under Section 4.09(a) of the Retirement Plan, but without regard to any mortality factors specified therein.

iv. Unfunded Benefit. The Company shall make no provision for the funding of the Supplemental Retirement Benefit. In the event the Company shall decide to establish an accrual or reserve on its books against the future expense of the Supplemental Retirement Benefit, such reserve shall not under any circumstances be deemed security for the payment of the Supplemental Retirement Benefit but, at all times, shall remain general assets of the Company, subject to claims of the Company’s creditors. The Company shall have no obligation to insure or otherwise secure the Supplemental Retirement Benefit which may be payable hereunder. The Supplemental Retirement Benefit shall not be deemed compensation for the purpose of any employee benefit plan in which Orlowsky may participate including, without limitation, the Retirement Plan and the Benefit Equalization Plan.
6. TERMINATION BY COMPANY FOR CAUSE. At any time during the term of this Agreement, the Company shall have the right, upon giving Orlowsky not less than thirty (30) days advance written notice, to terminate the employment of Orlowsky if:
(a) Orlowsky commits any malfeasance in office or other similar violation of his duties and responsibilities under the terms of this Agreement;
(b) Orlowsky violates express instructions or specific policy of the Board materially affecting the business of the Company, of which violation the Board has given Orlowsky not less than thirty (30) days advance written notice; or
(c) Orlowsky commits any unlawful act which, in the reasonable judgment of the Board, harms the reputation of the Company or otherwise causes significant injury to the Company.
Any such termination as shall occur pursuant to any section of this Paragraph 6 shall be deemed to be a termination “for cause.” Upon any such termination “for cause,” all obligations of the Company to Orlowsky hereunder shall terminate.
7. TERMINATION BY COMPANY WITHOUT CAUSE.
(a) The Company may at any time terminate Orlowsky’s employment without cause for any reason it deems appropriate or for no reason by giving Orlowsky not less than thirty (30) days advance written notice. Upon any such termination by the Company for reasons other than “for cause,” all obligations hereunder of the Company will terminate, except as provided in Paragraph 7(b) below and except with respect to any retirement or other employee benefits to which Orlowsky may otherwise be entitled.
(b) Subject to Paragraph 20, any termination of this Agreement by the Company without cause pursuant to Paragraph 7(a) above shall not, however, affect the Company’s obligation to continue the Base Salary and Annual Bonus payments pursuant to Paragraphs 4(a) and 4(b) for the remainder of the employment term described in Paragraph 2. Furthermore, in the event of the termination of Orlowsky without cause, Orlowsky shall have no duty to mitigate his damages, and the Company shall have no right of offset with regard to any compensation Orlowsky may earn subsequent to such termination.
8. TERMINATION BY REASON OF DEATH. In the event Orlowsky dies during the term of this Agreement, in addition to the proceeds of any life insurance or other Company employee benefits to which his widow may be entitled, the Company shall pay to Orlowsky’s widow, if she survives, the prorated Base Salary in effect at the time of his death for a period of six (6) months after his death.

9. TERMINATION BY ORLOWSKY. At any time during the term of this Agreement, Orlowsky may terminate his employment voluntarily for any reason or for no reason upon giving the Company not less than thirty (30) days advance written notice. Upon any such voluntary termination, all obligations of the Company to Orlowsky hereunder shall terminate, except that in the event that Orlowsky retires on a Retirement Date (as set forth in the Retirement Plan) immediately following such termination on or after December 31, 2009, the provisions of Paragraph 5(b) shall remain in effect to the extent applicable.
10. CONFIDENTIALITY. After termination of Orlowsky’s employment for any reason, Orlowsky shall hold in confidence all confidential and/or proprietary information, knowledge, know-how, trade secrets, and similar matters and property of the Company, and shall not directly or indirectly disclose or make use of any such confidential information.
11. NON-COMPETITION. Orlowsky covenants and agrees that for a period of three (3) years after the termination of his employment, for whatever reason, he will not, without the written consent of the Company, directly or indirectly, engage in or be involved in any way with a “competitive business.” “Competitive business,” as used in this Agreement, includes any business or activity, wherever conducted in the Continental United States, which is engaged in the manufacture, sale and distribution of cigarettes intended for sale and use in the domestic United States cigarette market.
12. NON-SOLICITATION. Orlowsky agrees that for a period of three (3) years following the termination of his employment under this Agreement for any reason whatsoever, he will not, directly or indirectly: (i) employ, hire or cause to be employed or hired any person who is employed by the Company or any of its subsidiaries as an executive or key managerial employee on the termination date of such employment or was so employed within one (1) year prior to termination; or (ii) cause, invite, solicit, entice or induce any such person to terminate his employment with the Company or any of its subsidiaries.
13. REASONABLENESS OF SCOPE AND DURATION. The parties hereto agree that the covenants and agreements set forth in Paragraphs 11 and 12 are reasonable in their time, territory and scope, and they intend that they be enforced, and no party shall raise any objection to the reasonableness of the time, territory or scope of any such covenants in any proceeding to enforce such covenants.
14. REMEDIES. It is agreed that the remedies at law for any breach of this Agreement on the part of Orlowsky would be inadequate and that in the event of any such breach the Company shall be entitled to seek to enjoin the same in the Superior Court of Guilford County, North Carolina, or such other court which may have competent jurisdiction over the matter in dispute.
15. DISPUTE RESOLUTION. If any controversy or claim between the parties hereto arises out of this Agreement, except as otherwise specifically provided in this Agreement or as mutually agreed between the parties hereto, such disagreement or dispute shall be submitted to binding arbitration in Greensboro, North Carolina, under the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that if, pursuant to Paragraph 14 above, the Company seeks the remedy of an injunction against Orlowsky for breach of this Agreement, this remedy shall be pursued in the Superior Court of Guilford County, North Carolina, or such other Court which may have competent jurisdiction over the matter in dispute, and such proceeding and issues shall not be subject to arbitration under this Paragraph 15.

16. SUCCESSORS AND ASSIGNS.
(a) Lorillard Tobacco hereby assigns its rights and obligations under the Prior Agreement to the Company, and the Company assumes all of the rights and obligations under the Prior Agreement. Orlowsky acknowledges and consents to such assignment to and assumption by the Company.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company will require any successor to it (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) or of all or substantially all of its business or more than fifty percent (50%) of its assets, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform this Agreement if no such succession had taken place.
17. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject of employment; supersedes and replaces in its entirety any existing employment agreement of Orlowsky, including but not limited to the Prior Agreement as of the Effective Date; and may not be waived, changed, modified, extended or discharged orally, except by agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. The waiver or forbearance by the Company or by Orlowsky of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or forbearance of any subsequent breach by that other party.
18. NOTICES. Any notice required or permitted to be given under this Agreement shall be deemed properly given in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the business address of the Company, to the attention of the Vice President, General Counsel, and to the residence address of Orlowsky, or to such other address as a party is directed pursuant to written notice from the other party.
19. SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, such will not adversely affect the validity and enforceability of the remaining provisions, and the invalid or unenforceable provision shall be deemed to have been deleted and omitted from the Agreement.
20. CODE SECTION 409A. Certain provisions of this Agreement are intended to provide for the deferral of compensation in accordance with Code Section 409A and Treasury Regulations and published guidance issued pursuant thereto. Accordingly, this Agreement shall be construed in a manner consistent with the requirements of Section 409A and may at any time be amended in the manner and to the extent determined necessary or desirable by the Company to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on or after January 1, 2005. Notwithstanding any provisions of this Agreement to the contrary, no otherwise permissible election or distribution shall be made or given effect under this Agreement that would result in income inclusion, interest and an excise tax under Section 409A. In the event of any dispute between the Company and Orlowsky regarding the interpretation of Section 409A, the Company’s interpretation shall control in all cases for purposes of this Agreement.

If, at the time of Orlowsky’s separation from service, Orlowsky is deemed to be “specified employee” of a public company as defined in Treasury Regulation Section 1.409A-1(i), deferred compensation benefits to which Orlowsky is entitled under any provision of this Agreement that are payable on account of Orlowsky’s separation from service shall not be paid until six (6) months following Orlowsky’s separation from service. Such amounts shall accrue interest at the rate provided in Code Section 1274(b)(2)(B) and shall be paid to Orlowsky on the first payroll date in the seventh month following Orlowsky’s separation from service or, if earlier, promptly following Orlowsky’s death.
21. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to the principles of conflict of laws, except that a covenant of good faith and fair dealing shall apply with respect to all obligations created under this Agreement.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Employment Agreement on this 4th day of November, 2008.

LORILLARD, INC.		LORILLARD TOBACCO COMPANY

By:	/s/ Ronald S. Milstein	By:	/s/ Ronald S. Milstein

	Ronald S. Milstein		Ronald S. Milstein
	Senior Vice President, External Affairs,		Senior Vice President, External Affairs,
	General Counsel and Secretary		General Counsel and Secretary
(pursuant to resolution of the Compensation
Committee dated November 4, 2008)

Accepte	d and agreed:

By:	/s/ Martin L. Orlowsky Martin L. Orlowsky